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                                                                EXHIBIT 23.1

                         Consent of Ernst & Young LLP


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-3 and related Prospectus of Grey Global Group Inc. for the registration of $150 million 5.0% Contingent Convertible Subordinated Debentures due 2033 and 207,183 shares of Common Stock and to the incorporation by reference therein of our report dated February 26, 2004, with respect to the consolidated financial statements of Grey Global Group Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.






                                                        /s/ Ernst & Young LLP

New York, New York
March 12, 2004